                                                                    Exhibit 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       Fiscal Year Ended                       Nine months ended
                                   --------------------------------------------------------    ------------------
                                   Sept. 30    Sept. 29    Sept. 27    Sept. 26    Sept. 25    June 26    June 25
                                     1994        1995        1996        1997        1998        1998       1999
                                   --------    --------    --------    --------    --------    -------    -------
Fixed charges:

Interest expense                   $ 3,912     $ 7,862     $11,040     $18,429     $29,279     $20,693    $32,163

Assumed interest element
included in rent expense               275         286         488       1,041       2,054       1,443      2,454
                                   -------     -------     -------     -------     -------     -------    -------
Total fixed charges                $ 4,187     $ 8,148     $11,528     $19,470     $31,333     $22,136    $34,617

Earnings:
  Pre-tax net income (loss)          7,450      10,830      18,417      21,425         531      (8,553)    32,411
  Fixed charges per above            4,187       8,148      11,528      19,470      31,333      22,136     34,618
                                   -------     -------     -------     -------     -------     -------    -------
Total earnings (loss)
before fixed charges               $11,637     $18,978     $29,945     $40,895     $31,864     $13,583    $67,029

Ratio of earnings
to fixed charges                      2.78        2.33        2.60        2.10        1.02          --       1.94
                                   =======     =======     =======     =======     =======     =======    =======

Deficiency of earnings
available to cover fixed charges        --          --          --          --          --     $(8,553)        --
                                   =======     =======     =======     =======     =======     =======    =======
